Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
(1)	Registration Statement (Form S-8 No. 333-139178) pertaining to the Nonqualified Deferred Compensation Plan of Live Nation, Inc.

(2)	Registration Statement (Form S-8 No. 333-132949) pertaining to the 2005 Stock Incentive Plan of Live Nation, Inc.;
of our reports dated February 28, 2007, with respect to the consolidated financial statements and schedule of Live Nation, Inc., Live Nation, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Live Nation, Inc., included in the annual report of Live Nation, Inc. (Form 10-K) for the year ended December 31, 2006.
/s/ ERNST & YOUNG LLP
Los Angeles, California
February 28, 2007